Exhibit 99.1
THE CENTURY BANCORP
SUPPLEMENTAL EXECUTIVE RETIREMENT
AND INSURANCE PLAN
First Amendment
     PURSUANT to Section 8.4 of the Century Bancorp Supplemental Executive Retirement and Insurance Plan, as amended and restated effective as of December 1, 2008 (the “Plan”), Century Bancorp, Inc. hereby amends Section 6.1 of the Plan to read in its entirety as follows, effective generally as of May 12, 2009 but only as to Participants who die on or after that date:
     6.1 IN GENERAL
     No benefits are payable upon death under this Plan, except as follows:
     (a) DEATH AFTER COMMENCEMENT OF BENEFITS
In the case of a Participant who dies after the commencement of his retirement benefits under the Plan, payment of such benefits shall continue after the Participant’s death, if at all, only to the extent provided under the form of retirement benefit elected under Article V hereof.
     (b) DEATH BEFORE COMMENCEMENT OF BENEFITS
(1) In the case of a Participant who dies before the commencement of his retirement benefits under the Plan, and before termination of employment, no benefits shall be payable under the Plan on account of the Participant’s death. In that event, the Participant’s Beneficiary or estate shall have the rights, if any, specified in the life insurance policies required to be purchased and maintained pursuant to the other provisions of this Article VI.
(2) In the case of a Participant who dies before the commencement of his retirement benefits under the Plan, but after termination of employment, then i. or ii. below, whichever is applicable, shall apply:
i.	If the Participant is survived by his spouse, and has attained age fifty-five (55) and completed five (5) or more Years of Plan Participation, or has attained his Normal Retirement Date, then such spouse shall be entitled to a straight life annuity payable for his life commencing with the month following the Participant’s death, in a monthly amount equal to the Actuarial Equivalent of the monthly straight life annuity which would have been payable to such spouse under the following conditions: (x) the Participant had survived to the date he would otherwise have commenced to receive his retirement benefits under the Plan; (y) at that time, the Participant had commenced to receive his retirement benefits under the Plan under an optional form of benefit providing a reduced monthly benefit to the Participant and, after his death, 50% of such reduced monthly benefit to the spouse for life; and (z) the Participant had then died.

ii.	If the Participant is not survived by a spouse, and has attained age fifty-five (55) and completed five (5) or more Years of Plan Participation, or has attained his Normal Retirement Date, then the Participant’s Beneficiary shall be entitled to monthly payment of the 120 months of retirement payments commencing with the month following the Participant’s death, which would have been payable to such Beneficiary (or the Participant’s estate) under the following conditions: (x) the Participant had survived to the date he would otherwise have commenced to receive his retirement benefits under the Plan; (y) at that time, the Participant had commenced to receive his retirement benefits under the Plan under the normal form of benefit described in Section 5.1; and (z) the Participant had then died.
In compliance with the applicable regulations of the Internal Revenue Service, the death benefit provided in this Section 6.1(b)(2) is here identified as an “additional deferral of compensation” within the meaning of Treasury Regulations §1.409A-6(a)(4)(ii), and accordingly is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended.
     IN WITNESS WHEREOF, Century Bancorp, Inc. has caused this Amendment to be executed in its name and on its behalf by the undersigned as of the date indicated below.

CENTURY BANCORP, INC.
By:	/s/ William P. Hornby
	Name:	William P. Hornby
	Title:	Chief Financial Officer and Treasurer
	Date:	July 14, 2009

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